COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Don Markley or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS RECORD FOURTH QUARTER REVENUE OF $12.3 MILLION AS ATHERECTOMY PRODUCT
SALES INCREASE 60%
Company Provides Guidance for 2006
COLORADO SPRINGS, Colo. (February 22, 2006) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the fourth quarter and year ended December 31, 2005.
Revenue was a record $12.3 million in the fourth quarter of 2005, up 32% compared with $9.3 million in the fourth quarter of 2004. Revenue growth was driven primarily by strength in Spectranetics’ atherectomy product sales, which increased 60% compared with the fourth quarter of 2004. For the fourth quarter of 2005, disposable product revenue rose 36% to $9.2 million, laser revenue rose 27% to $1.6 million, and service and other revenue rose 13% to $1.5 million compared with the fourth quarter of 2004.
The worldwide installed base of lasers increased to 494 laser systems as of December 31, 2005 (377 in the United States), with a record net increase for the quarter of 30 units as compared with the installed base as of September 30, 2005.
Gross margin for the quarter was 75%, up from 74% a year ago. Operating expenses in the fourth quarter were $8.4 million, up 27% compared with the similar quarter in the prior year. The increase is primarily related to our ongoing investment in an expanded field sales organization, physician training and product development initiatives to capitalize on the Company’s growth potential.
For the fourth quarter of 2005, net income was $215,000, or $0.01 per diluted share, compared with net income of $1.9 million, or $0.07 per diluted share during the fourth quarter of 2004. Net income in the fourth quarter of 2004 included a favorable tax adjustment of $1.6 million as the result of a partial recognition of a deferred tax asset. Pre-tax net income for the fourth quarter of 2005 was $518,000, up 46% compared with pre-tax net income of $356,000 in the fourth quarter of 2004. Pre-tax net income in the fourth quarter of 2005 was negatively impacted by an interest expense charge of $387,000 related to the final settlement of the arbitration proceedings with Edwards Lifesciences Corporation.

“The acceleration in revenue growth in the fourth quarter demonstrates that our expanding sales organization combined with clinical research and physician education programs are successful in increasing the understanding of the effectiveness of laser atherectomy in treating peripheral arterial disease,” said John G. Schulte, President and Chief Executive Officer. “Also, the new 2.5 CLiRpath Turbo catheter, has strengthened our competitive position and expanded our market opportunity. We are particularly pleased with the number of new laser installations, which is significantly higher than any previous quarter, and expands the base for disposable product revenue growth in future periods. The potential for growth in the peripheral arterial disease market is very promising; therefore we plan to continue our strong investments in product development, clinical research, and marketing and sales during 2006.”
2005 Full-Year Financial Results
Revenue for the full year 2005 rose 25% to $43.2 million, from $34.7 million in 2004. For the year, disposable product revenue was $33.0 million, up 29%, and laser revenue was $4.7 million, up 24% from 2004. Service and other revenue of $5.5 million was up 3% compared with last year.
Gross margin for full year 2005 was 76% compared with 75% in 2004. Operating expenses in 2005 increased 25% to $30.8 million; the increase primarily related to ongoing field sales force expansion, physician training and product development initiatives.
Net income for 2005 totaled $1.0 million, or $0.04 per diluted share, compared with net income of $3.0 million, or $0.11 per diluted share, in 2004. Net income in 2004 included a favorable tax adjustment of $1.6 million as the result of a partial recognition of a deferred tax asset. Pre-tax net income for 2005 was $1.9 million, up 34% compared with pre-tax net income of $1.4 million in 2004. Pre-tax net income for 2005 included $664,000 of charges associated with the final settlement of the arbitration proceedings with Edwards Lifesciences Corporation.
Cash, cash equivalents and current and non-current investment securities totaled $16.9 million as of December 31, 2005, compared with $17.4 million as of December 31, 2004.
Guidance for 2006
Spectranetics today introduced 2006 financial guidance as follows:
Revenue is estimated to be within the range of $55 million to $58 million, representing 27% to 34% growth over 2005 revenue; this guidance takes into consideration the following key factors:
1.	Continued penetration of the peripheral atherectomy market and extension of the Turbo features to the entire CliRpath product line which will be phased in during the first six months of 2006.
2.	Continued growth in new laser placements, which are expected to be within the range of 80 to 100 net new laser placements in 2006.
3.	Continued expansion of the field sales organization; Spectranetics expects the total number of field sales employees to be in the range of 75 to 80 by the end of 2006, which is an increase of 20 to 25 from year-end 2005.
4. Continued increases in product development and clinical research activities.
The Company expects net income, excluding stock-based compensation, to be within the range of a $2.0 million net loss to break-even, and assumes gross margins in the mid-seventies. Stock-based compensation is estimated to be within the range of $2.5 million to $3.5 million during 2006.

In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 10:00 Mountain Time, 12:00 Noon, Eastern Time, to discuss these results. Individuals interested in listening to the conference call can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relation’s section of www.spectranetics.com.
The telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 5076106. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Its CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.
Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
- Financial tables follow -

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue	$12,284	$9,330	$43,212	$34,708
Cost of revenue	3,065	2,385	10,523	8,801

Gross margin	9,219	6,945	32,689	25,907
Gross margin %	75%	74%	76%	75%
Operating expenses:
Selling, general and administrative	6,755	5,201	24,149	19,347
Research, development and other technology	1,693	1,457	6,661	5,355

Total operating expenses	8,448	6,658	30,810	24,702

Operating income	771	287	1,879	1,205
Interest expense related to litigation settlement	(387)	—	(387)	—
Other income, net	134	69	424	229

Income before taxes	518	356	1,916	1,434
Income tax (expense) benefit	(303)	1,581	(878)	1,518

Net income	$215	$1,937	$1,038	$2,952

Earnings per common and common equivalent share — basic	$0.01	$0.08	$0.04	$0.12

Earnings per common and common equivalent share — diluted	$0.01	$0.07	$0.04	$0.11

Weighted average shares outstanding
Basic	26,202	25,346	25,940	25,080
Diluted	29,277	27,123	28,568	27,060

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)
(Unaudited)

	December 31,	December 31,
	2005	2004
Assets
Current assets
Cash, cash equivalents and securities	$14,937	$13,967
Accounts receivable	8,141	6,456
Inventories	2,967	1,782
Deferred tax asset	65	88
Other current assets	663	835

Total current assets	26,773	23,128
Property, plant and equipment, net	8,801	4,362
Investment securities, non-current	1,976	3,443
Deferred tax asset, non-current	782	1,527
Other assets	443	578

Total assets	$38,775	$33,038

Liabilities and stockholders’ equity
Current liabilities	11,560	9,466
Non-current liabilities	31	83
Stockholders’ equity	27,184	23,489

Total liabilities and stockholders’ equity	$38,775	$33,038

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)
Financial Summary:

	2004		2005
(000’s, except per share amounts)	4th Qtr		1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Laser Revenue:
Equipment sales	$930		$416	$691	$767	$972
Rental fees	335		367	406	447	629

Total laser revenue	1,265		783	1,097	1,214	1,601

Disposable Products Revenue:
Fiber-optic atherectomy revenue	3,164		2,962	4,207	4,236	4,809
Support catheter revenue	441		411	755	793	955

Total atherectomy revenue	3,605		3,373	4,962	5,029	5,764

Fiber-optic lead removal revenue	2,198		2,384	2,254	2,441	2,438
Other devices and accessories revenue	979		1,049	1,114	1,209	1,028

Total lead removal revenue	3,177		3,433	3,368	3,650	3,466

Service and other revenue	1,283		1,464	1,218	1,337	1,453

Total revenue	9,330		9,053	10,645	11,230	12,284

Net income	1,937	*	75	242	506	215
Net income per share
Basic	0.08		0.00	0.01	0.02	0.01
Diluted	0.07		0.00	0.01	0.02	0.01

Cash flow generated (used) from operating activities	1,069		(1,011)	(244)	460	330
Total cash and investment securities-current and non-current	17,410		15,941	16,074	16,800	16,913
Laser sales summary:
Laser sales from inventory	3		2	3	4	2
Laser sales from evaluation/rental units	4		1	2	2	6

Total laser sales	7		3	5	6	8

*	Includes $1,615 of income tax benefit related to partial recognition of deferred tax assets.
Worldwide Installed Base Summary:

Laser sales from inventory	3	2	3	4	2
Rental placements	1	1	9	14	26
Evaluation placements	15	16	8	4	8

Laser placements during quarter	19	19	20	22	36
Buy-backs/returns during quarter	(6)	(7)	(3)	(4)	(6)

Net laser placements during quarter	13	12	17	18	30
Total lasers placed at end of quarter	417	429	446	464	494

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